UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 22, 2014

Stanley Furniture Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File No. 0-14938

Delaware	54-1272589
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

200 North Hamilton Street High Point, North Carolina 27260	27260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 884-7701

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 22, 2014, the Compensation and Benefits Committee (the “Committee”) of the Company’s Board of Directors adopted the Company’s 2015 annual incentive compensation program (the “2015 Incentive Plan”) which is for corporate officers and key employees who can directly influence the Company’s financial results.  Under the 2015 Incentive Plan, the Company’s executive officers may receive a cash bonus based on the Company’s net income subject to certain adjustments.  The bonus would be a percentage of base salary for each executive officer.  A smaller bonus would be paid for performance between a threshold and the plan. The plan bonus would be paid if the plan performance is achieved.  A larger bonus could also be paid for performance in excess of plan.  No bonus will be paid if the threshold is not met.

The Committee approved a plan bonus of 67% of base salary for Glenn Prillaman, President and Chief Executive Officer of the Company, and 13.4% of base salary for Anita W. Wimmer, Vice President-Finance/Corporate Controller (Principal Financial Officer).  The Committee approved a maximum bonus of 150% of base salary for Glenn Prillaman and 30% of base salary for Anita Wimmer for performance in excess of plan.  The 2015 base salaries of Glenn Prillaman and Anita W. Wimmer will remain the same as in 2014.  The Company’s 2014 annual incentive compensation program provided for a target bonus of 100% of base salary for Glenn Prillaman and 25% of base salary for Anita W. Wimmer if the target performance for 2014 is achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

   STANLEY FURNITURE COMPANY, INC.

Date: December 31, 2014

By:  /s/Anita W. Wimmer

Anita W. Wimmer

Vice President - Finance

(Principal Financial and Accounts Officer)